OPERATING AGREEMENT OF ALLEGHENY COMMUNICATIONS CONNECT OF PENNSYLVANIA, LLC (a Pennsylvania limited liability company)

OPERATING AGREEMENT OF ALLEGHENY COMMUNICATIONS CONNECT OF PENNSYLVANIA, LLC dated as of December 31, 2000 by which Allegheny Communications Connect, Inc. (the "Member") establishes and organizes a limited liability company (the "Company") to be managed by the Member.

WHEREAS, the Company was organized pursuant to the provisions of the Pennsylvania Limited Liability Company Law of 1994 (as heretofore or hereafter amended the "Act") by Deborah J. Henry by Certificate of Organization filed with the Pennsylvania Department of State on November 8, 2000; and

WHEREAS, the Member desires to set forth the terms and conditions concerning the regulation of the affairs and the conduct of the business of the Company

NOW THEREFORE, The Member, intending to be legally bound, hereby sets forth the terms of this agreement as to the affairs of the Company and the conduct of its business, as follows:

ARTICLE 1 FORMATION, PURPOSE AND DEFINITIONS

1.1     Establishment of Limited Liability Company. Deborah J. Henry, on behalf of the Member, has organized the Company pursuant to the Act by causing a Certificate of Organization to be prepared, executed and filed with the Pennsylvania Department of State on November 8, 2000, and the Member hereby enters into this Agreement for the regulation of the affairs and the conduct of the business of the Company. Until this Agreement is amended appropriately to contemplate the admission of additional members and their right to conduct the Company's business, the Member shall be the sole member of the Company.

1.2     Name. The name of the Company is "Allegheny Communications Connect of Pennsylvania, LLC". The Company may conduct its activities under any other permissible name designated by the Member. The Member shall be responsible for complying with any registration requirements in the event an alternate name is used.

1.3     Registered Office and Principal Place of Business of the CompanyError! Bookmark not defined.. The registered office and principal place of business of the Company shall be located at 100 Brush Run Road, Greensburg, Pennsylvania 15601, or at such other or additional locations as the Member, at its discretion, may determine. The Member may, from time to time, change such registered office by appropriate filings as required by law.

1.4     Registered Agent. The registered agent for the service of process and registered office of the Company shall be Robert R. Winter, Allegheny Energy Service Corporation, 800 Cabin Hill Drive, Greensburg, Pennsylvania 15601. The Member may, from time to time, change such registered agent and registered office, by appropriate filings as required by law.

1.5     Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be organized under the Act, including but not limited to, providing telecommunications services, information services, other like services or products and/or products or services that are related or incidental thereto. The Company shall have the authority to do all things necessary or advisable in order to accomplish such purposes

1.6     Duration. Unless the Company shall be earlier terminated in accordance with Article 7, it shall continue in existence in perpetuity.

1.7     Member. The name, mailing address, taxpayer identification number and percentage interest of the Member are set forth of Schedule A, attached hereto and made apart hereof.

1.8     Other Activities of Member. The Member may engage in or possess an interest in other business ventures of any nature, whether or not similar to or competitive with the activities of the Company.

1.9     Federal Income Tax Status. The Company has been structured to qualify as an entity that will not be required to pay income tax at the state or federal level.

ARTICLE 2 CAPITAL CONTRIBUTIONS

2.1     Capital Contributions. The Member, as his contribution to the capital of the Company, hereby contributes to the Company the amount set forth on Schedule A. The receipt by the Member from the Company of any distributions whatsoever (whether pursuant to Article 3.1 or otherwise and whether or not such distributions may be considered a return of capital) shall not increase the Member's obligations under this Article 2.1.

2.2     Additional Capital Contributions. Except as provided in Article 2.1, the Member may, but shall not be required to, make additional capital contributions to the Company.

2.3     Limitation of Liability of Member. The Member shall not have any liability or obligation for any debts, liabilities or obligations of the Company, or of any agent or employee of the Company, beyond the Member's capital contribution, except as may be expressly required by this Agreement or applicable law.

2.4     Loans. If the Member makes any loans to the Company, or advances money on its behalf, the amount of any such loan or advance shall not be deemed an increase in, or contribution to, the capital contribution of the Member. Interest shall accrue on any such loan at an annual rate agreed to by the Company and the Member (but not in excess of the maximum rate allowable under applicable usury laws).

ARTICLE 3 DISTRIBUTIONS
3.1 Distributions. The Company shall make cash distributions to the Member at the times and in the manner that the Member deems appropriate and as permitted by law
ARTICLE 4 RIGHTS AND DUTIES OF THE MEMBER

4.1     (a)     Management. The business and affairs of the Company shall be managed solely by the Member. In doing so, the Member shall not be deemed a "manager" within the meaning of the Act. The Member shall direct, manage, and control the business of the Company to the best of the Member's ability.

        (b)     Action by Written Consent. Any action by the Member may be taken in the form of a written consent rather than at a Member's meeting. The Company shall maintain a permanent record of all actions taken by the Member.

4.2     Powers of the Member. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by the Member under the laws of the Commonwealth of Pennsylvania. Without limiting the generality of the foregoing, the Member shall have the specific power and authority to cause the Company, in the Company's own name:

        (a)     To sell or otherwise dispose of all or substantially all of the assets of the Company as part of a single transaction or plan so long as that disposition is not in violation of or a cause of a default under any other agreement to which the Company may be bound;

        (b)     To execute all instruments and documents, including, without limitation, checks; drafts; notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of the Company's property; assignments; bills of sale; leases; partnership agreements; operating agreements of other limited liability companies; and any other instruments or documents necessary, in the opinion of the Member, to the business of the Company;

        (c)     To enter into any and all other agreements on behalf of the Company, with any other person for any purpose, in such form as the Member may approve;

        (d)     To issue and obtain guarantees on behalf of the Company;

        (e)     To make distributions in accordance with Article 3.1; and

        (f)     To do and perform all other acts as may be necessary or appropriate to the conduct of the Company's business.

Unless authorized in writing to do so by this Agreement or by the Member, no attorney-in-fact, employee, or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose

4.3     Officers and Agents.

        (a)     The Company may have such officers and agents with such respective rights and duties as the Member      may from time to time determine. Initial and successor officers of the Company shall be chosen by the Member and may consist of a Chairman, a Chief Executive Officer, a President, a Vice-President, a Secretary and a Treasurer. The officers of the Company shall have responsibility for the day-to-day operations of the Company and shall have the power to bind the Company.

                (i)     The Chairman shall attend all meetings of the Member and shall have the power to direct, and perform the duties of, all other officers, subject to the control of the Member.

                 (ii)     The Chief Executive Officer, shall be the chief executive officer of the Company and shall have active executive management of its operations, subject to the control of the Member.

               (iii)     The President shall have the general powers and duties of supervision and management usually vested in the office of president, subject to the Control of the Member. He shall execute all agreements, instruments and other documents on behalf of the Company.

                (iv)     The Vice President shall have such powers and duties as the President shall delegate, subject to the control of the Member.

                (v)     The Secretary shall be custodian of the books and records of the Company other than those in the custody of the Treasurer. The Secretary shall record the minutes of all meetings of the Member and shall be responsible for the giving of all notices of such meetings in accordance with this Agreement.

                (vi)     The Treasurer shall be the financial officer of the Company. The Treasurer shall have charge and custody of, and be responsible for, all funds of the Company and the books and records relating to the same, and shall deposit all such funds in the name of the Company in depositories selected by the Member or authorized officer. The Treasurer shall render to the Member, President, Chairman and Chief Executive Officer, upon request, an account of all transactions taken as Treasurer and of the financial condition of the Company.

        (b)     The salaries of all officers and agents of the Company, if any, shall be fixed by or in the manner prescribed by the Member.

        (c)     The officers of the Company shall hold office until their successors are chosen or qualified. Any officer may be removed at any time, with or without cause, by the Member. Any vacancy occurring in any office of the Company shall be filled by the Member.

        (d)     The Company may have such other officers and agents with such respective rights and duties as the Member may from time to time determine.

        (e)     The Member may delegate to one or more agents, officers, employees or other persons (who shall not be deemed "managers" within the meaning of the Act) any and all powers to manage the Company that the Member possesses under this Agreement and the Act.

4.4     Member Has No Exclusive Duty to Company. The Member shall not be required to manage the Company as his sole and exclusive function and it may have other business interests and may engage in other activities in addition to those relating to the Company. The Company shall not have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Member or to the income or proceeds derived from such investments or activities. The Member shall incur no liability to the Company as a result of engaging in any other business or venture.

4.5     Indemnification. The Member shall, and any employee, officer or agent of the Company may in the Member's absolute discretion, be indemnified by the Company to the fullest extent permitted by Section 8945 of the Act and as may be otherwise permitted by applicable law.

ARTICLE 5 TRANSFER OF MEMBERSHIP INTERESTS
ARTICLE 6 DISSOCIATION OF THE MEMBER
ARTICLE 7 DISSOLUTION AND LIQUIDATION

7.5     Events Triggering Dissolution. The Company shall dissolve and commence winding up and liquidation upon the first to occur of any of the following ("Liquidating Events"):

        (a)     the written consent of the Member;

        (b)     the entry of a decree of judicial dissolution under Section 8972 of the Act.

The Company shall not be dissolved for any other reason, including without limitation, the Member's becoming bankrupt or executing an assignment for the benefit of creditors and any such bankruptcy or assignment shall not effect a transfer of any portion of Member's membership interest in the Company.

7.6     Liquidation. Upon dissolution of the Company in accordance with Article 7.1, the Company shall be wound up and liquidated by the Member or by a liquidating manager selected by the Member. The proceeds of such liquidation shall be applied and distributed in the following order of priority:

        (a)     to creditors, including the Member if he is a creditor, in the order of priority as established by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to the Member under Section 8932 or 8933 of the Act; and then

        (b)     to the setting up of any reserves in such amount and for such period as shall be necessary to make reasonable provisions for payment of all contingent, conditional or unmatured claims and obligations known to the Company and all claims and obligations known to the Company but for which the identity of the claimant is unknown; and then

        (c)     to the Member, which liquidating distribution may be made to the Member in cash or in kind, or partly in cash and partly in kind.

7.7     Certificate of Dissolution. Upon the dissolution of the Company and the completion of the liquidation and winding up of the Company's affairs and business, the Member shall on behalf of the Company prepare and file a certificate of dissolution with the Pennsylvania Department of State, as required by the Act. When such certificate is filed, the Company's existence shall cease.

ARTICLE 8 ACCOUNTING AND FISCAL MATTERS

8.1     Fiscal Year. The fiscal year of the Company shall be the calendar year.

8.2     Method of Accounting. The Member shall select a method of accounting for the Company as deemed necessary or advisable and shall keep, or cause to be kept, full and accurate records of all transactions of the Company in accordance with sound accounting principles consistently applied.

8.3     Financial Books and Records. All books of account shall, at all times, be maintained in the principal office of the Company or at such other location as specified by the Member.

ARTICLE 9 MISCELLANEOUS

9.1     Binding Effect. Except as otherwise provided in this Agreement to the contrary, this Agreement shall be binding upon and inure to the benefit of the Member and, subject to Article 5, its successors and assigns.

9.2     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania without reference to conflict of laws principles.

9.3     Severability. The invalidity or unenforceability of any particular provision of this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

9.4     Gender. As used in this Agreement, the masculine gender shall include the feminine and the neuter, and vice versa and the singular shall include the plural.

9.5     Notice. Any notices required or permitted under this Agreement must be in writing and shall be delivered personally, by certified mail return receipt requested or by overnight carrier. Any notice shall be deemed received (a) upon delivery, if personally delivered, (b) three business days after delivery by certified mail, or (c) the next business day if delivered by overnight carrier. If to the Company, the notice shall be delivered to its principal place of business.

9.6     Complete Agreement. This Agreement constitutes the complete Agreement of the Member and supersedes all prior agreements or statements whether oral or written regarding the subject matter hereof .

9.7     Section Titles. The headings herein are used only for convenience and do not define, limit or describe the scope or intent of this Agreement.

9.8     Further Assurances. The Member shall perform all necessary acts to comply with any laws, rules and regulations relating to the acquisition, operation or holding of the property of the Company.

In witness of which the Member has signed this instrument on and as of the date first set forth above.

MEMBER: ALLEGHENY COMMUNICATIONS CONNECT, INC. By: /s/ Paul M. Barbas________________________ Paul M. Barbas President

SCHEDULE A Name, Address, Initial Capital Contribution and Percentage Interest of Member
Name & Address	Initial Capital Contribution	Percentage Interest
Allegheny Communications Connect, Inc. 800 Cabin Hill Drive Greensburg, Pennsylvania 15601	$100.00 cash	100%